UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 14, 2009, Rentech, Inc. (the “Company”) and its subsidiary Rentech Energy Midwest Corporation (“REMC”) entered into the First Amendment to Amended and Restated Credit Agreement and Waiver (“Amendment and Waiver”), among REMC, the Company, the lenders party thereto (the “Lenders”) and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent, which amends and waives certain provisions of the Amended and Restated Credit Agreement, dated as of June 13, 2008, among REMC, as the borrower, the Company, the Lenders and Credit Suisse (the “Credit Agreement”).

The Credit Agreement required mandatory prepayments of principal equal to 100% of any distributions or loans from REMC to the Company (“Cash Outlays”).  The Amendment and Waiver provides that, beginning and including December 23, 2008, mandatory matching prepayments of principal will equal 25% on the first $22 million of Cash Outlays.  Thereafter, through and including September 30, 2009, matching prepayments of principal will equal 75% on all Cash Outlays. Beginning on October 1, 2009, matching prepayments of principal will revert to 100% on all Cash Outlays.

Beginning and including February 1, 2009, REMC may defer any of the previously described matching prepayments up to an aggregate amount of $5 million of matching prepayments (the “Deferral Facility”) through April 30, 2009, at which time any outstanding balance of the Deferral Facility must be paid in full.  All outstanding balances on the Deferral Facility bear interest at LIBOR plus the applicable margin plus an additional 2.0% per annum.

The Amendment and Waiver amends and sets the minimum liquidity requirement at REMC to $7.5 million, except during the months of February through April of any fiscal year, during which the minimum liquidity requirement at REMC shall be $5 million.

The Amendment and Waiver also increases the applicable margin on base rate loans from 8.0% to 9.0% per annum and on LIBOR loans from 9.0% to 10.0% per annum.  As partial consideration for the Amendment and Waiver, REMC paid $450,000 in cash fees to the Lenders and to its advisors.

This description of the Amendment and Waiver is qualified in its entirety by reference to the full text of the agreement which is filed as Exhibit 10.1 and incorporated by reference herein.

The Amendment and Waiver also granted Credit Suisse Management LLC, SOLA LTD and Solus Core Opportunities Master Fund Ltd warrants to purchase 4,993,379 shares of the Company’s common stock for an aggregate purchase price of $49,933.79.  The exercise price of the warrants is set at $0.92 per share, subject to adjustment.  The warrants (and the shares of common stock issuable upon exercise of the warrants) were issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-132594).

The warrants may be exercised for 75% of the shares of common stock subject thereto (as may be adjusted, the “Initial Shares”), at any time during the period commencing on the date of issuance of the warrants and ending on the close of business on the fifth anniversary of the date of issuance.  The warrants may be exercised for the remaining 25% of the shares of common stock subject thereto (as may be adjusted, the “Deferred Shares”), at any time during the period commencing on July 1, 2009 and ending on the maturity date of the Credit Agreement, as the same may be extended pursuant to the terms thereof as in effect on the date of issuance.  However, if all amounts due under the Credit Agreement, including the entire principal amount of the loans, were to be paid in full by the Company prior to July 1, 2009, the holders will have no right to purchase the Deferred Shares.

From time to time, Credit Suisse Securities (USA) LLC and its affiliates have provided, and may from time to time in the future provide, investment banking and other services to the Company for which they receive customary fees and commissions.

The description of the warrants is qualified in its entirety by reference to the full text of the form of such agreement which is filed as Exhibit 10.2 and incorporated by reference herein.

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Eileen Ney will serve as the Company’s Chief Accounting Officer effective January 19, 2009.  Ms. Ney, age 54, has more than 20 years of professional financial experience.  From March 2007 to December 2008, Ms. Ney worked as an independent consultant and advised both publicly-traded and privately held companies regarding their business plans, financial infrastructure and Sarbanes-Oxley compliance.  Ms. Ney was Vice President – Finance for RazorGator Inc. from January 2006 to March 2007.  From March 2003 to January 2006, Ms. Ney worked as a consultant regarding financial turnarounds and business strategy and planning.  Ms. Ney has served as Vice President – Finance for Lantronix  Inc., Controller for NexGen Inc., Director of Business Planning for Global Crossing, Director of Financial Reporting for Dole Packaged Foods, and Audit Manager for Nestle USA.  Ms. Ney has served as a consultant to the Company since December 15, 2008.

Item 9.01	Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: January 20, 2009	By:	/s/ Colin Morris
Colin M. Morris
Vice President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	First Amendment to Amended and Restated Credit Agreement and Waiver, dated January 14, 2009, among Rentech Energy Midwest Corporation, Rentech, Inc., the Lenders and the Agents as defined therein.

10.2	Form of Warrant.

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